EXHIBIT 11

COMPUTATION OF PRIMARY EARNINGS PER SHARE



						For the nine months
						ended September 30,
						1997		1996

						--------	--------

Net (loss) income				($   253)	$ (4,343)

Shares:

Weighted average number of shares of
 common stock outstanding		3,807,683	3,769,777

Shares assumed issued (less shares
 assumed purchased for treasury) on
 stock option agreements		     992	    8,844

Rounding					     325	      379
						---------	---------

						3,809,000	3,779,000
						---------	---------
						---------	---------
Net (loss) income per Common Share	($   0.07)	($   1.15)
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